Exhibit 10.29

Compensation of Directors

Board members who are not employees of IMS receive compensation for Board service.  Mr. Carlucci is the only IMS employee now serving on the Board.  This summarizes the policy of IMS for compensation payable to non-employee Directors as in effect at December 19, 2006.

Annual Retainer:	$45,000, payable in quarterly installments

Audit Committee Chair Annual Retainer:	$15,000 annually, payable in quarterly installments; increased from $10,000 effective October 2006

Other Committee Chairman Annual Retainer:	$10,000 annually, payable in quarterly installments

Lead Director Annual Retainer:	$35,000 annually, payable in quarterly installments; increased from $30,000 effective October 2006

Meeting Attendance Fees:	$1,500 for each Board meeting, $1,500 for each Board committee meeting

Restricted Stock Units (RSUs):	Effective 2007, Directors will be awarded:
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2,620 RSUs annually; increased from 2,250 RSUs effective October, 2006; these RSUs vest in four equal annual installments beginning one year after grant, subject to acceleration upon death, disability or upon termination in other circumstances as determined by the Human Resources Committee;

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Grant of RSUs with a value of $70,000 annually; increased from $50,000 in value effective October 2006; these RSUs vest in four equal annual installments beginning one year after grant, subject to acceleration upon death, disability or termination in other circumstances as determined by the Committee.

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Upon the initial election of a Director, a one-time grant of RSUs with a value of $40,000; these RSUs vest five years after grant, subject to acceleration upon death, disability or termination in other circumstances as determined by the Committee. Prior to December 2006, this grant to a Director upon initial election was in the form of restricted stock.

• RSUs are settled by delivery of shares, and until that time do not have voting rights but carry a right to payment of dividend equivalents, subject to vesting of the RSUs and payable upon settlement.

In 2006, we granted RSUs in place of stock options as the form of annual equity grant to Directors.  Previously, Directors received a grant of 7,000 stock options annually, which vested and became exercisable in three equal annual installments or earlier upon termination of service by death, disability or retirement or upon termination in other circumstances as determined by the Human Resources Committee, and expired seven years after grant or earlier following termination of service.

Directors may elect to defer all or part of their compensation under our Non-Employee Directors’ Deferred Compensation Plan, a non-qualified plan. Under this plan, the participating Directors may direct deferrals to an account to be credited as deferred cash or deferred share units. The number of share units acquired is determined by dividing the cash amount deferred by 100% of the fair market value of the stock at the deferral date. A feature of the Plan permitting deferral of cash compensation into stock options is not available in 2006 and 2007. Deferrals of restricted stock units are also permitted.  Dividend equivalents are credited on share units at the same rate as dividends are paid on Common Stock.  Deferrals are non-forfeitable.

If there is a change in control of IMS, Directors’ stock options, restricted stock or restricted stock units generally will become vested. For this purpose, the term “change in control” has the same meaning as under the Change-in-Control Agreements, described in the Company’s proxy statement for its 2006 Annual Meeting of Shareholders, filed with the Securities and Exchange Commission on March 24, 2006.

Expenses for attending Board and committee meetings and fulfilling other duties as directors are reimbursed by IMS.

The Board of Directors has adopted share ownership guidelines for non-employee Directors because it believes that each non-employee Director should maintain a meaningful investment in IMS.